As filed with the Securities and Exchange Commission on August 2, 2002

Registration No. 333-62542

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CUMULUS MEDIA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4159663
(State of Incorporation)	(I.R.S. Employer Identification Number)

CUMULUS MEDIA INC. 1999 STOCK INCENTIVE PLAN
CUMULUS MEDIA INC. 1999 EXECUTIVE STOCK INCENTIVE PLAN

Lewis W. Dickey, Jr., Chairman, President & Chief Executive Officer
Cumulus Media Inc.
3535 Piedmont Road, Building 14, 14th Floor
Atlanta, GA 30305
(Name and Address of Agent for Service)
(404) 949-0700
(Telephone Number, including area code, of Agent for Service)

Copy to:

Mark L. Hanson, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street
Atlanta, GA 30308-3242
(404) 521-3939

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered	share	price	registration fee

N/A (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original registration statement on Form S-8 (File No. 333-62542). Therefore, no further registration fee is required.

EXPLANATORY NOTE
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
Opinion of Jones,Day,Reavis & Pogue
Consent of KPMG LLP
Consent of PricewaterhouseCoopers LLP
Consent of Ernst & Young
Consent of Kraft Bros.,Esstman,Patton & Harrell
Power of Attorney

EXPLANATORY NOTE

     We are filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-62542) as the successor company to Cumulus Media Inc., an Illinois corporation, referred to as Cumulus Illinois, pursuant to Rule 414 under the Securities Act of 1933. We became the successor company to Cumulus Illinois following a statutory merger effective at 11:59 p.m., New York City time, on July 31, 2002 for the purpose of changing Cumulus Illinois’ state of incorporation to Delaware. Prior to this merger, we had no assets or liabilities other than nominal assets or liabilities. In connection with this merger, we succeeded by operation of law to all of the assets and liabilities of Cumulus Illinois. This merger was approved by the shareholders of Cumulus Illinois at its annual meeting of shareholders on June 14, 2002, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934.

     Except as modified by this amendment, we, by virtue of this amendment, expressly adopt the Registration Statement on Form S-8 (File No. 333-62542) as our own registration statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, originally filed by Cumulus Illinois;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, originally filed by Cumulus Illinois;

(c)	Current Reports on Form 8-K filed by Cumulus Illinois on the following:

February 7, 2002
March 7, 2002
March 28, 2002
May 7, 2002
May 17, 2002
August 2, 2002

(d)	The description of the Class A Common Stock, $.01 par value contained in Post-Effective Amendment No. 1 to the Registration Statement on Form 8-A, filed by the Registrant pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Our Class C common stock, $.01 par value per share, is not registered under Section 12 of the Exchange Act. Set forth below is a summary description of the terms and conditions of the Class Common Stock.

     Dividend Rights. All shares of the Class C Common Stock are entitled to participate ratably when, and as, dividends are declared by our board. Any such dividends may be paid in cash, shares of Class C Common Stock or property.

     Convertibility of Class C Common Stock into Class A Common Stock. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class C Common Stock, without cost to such holder, into Class A Common Stock on a share-for-share basis; provided such holder is not at the time of such conversion a disqualified person (generally defined as a person whose ownership of Class A Common Stock would violate certain provisions of the Communications Act of 1934, as amended, and certain rules of the Federal Communications Commission).

     Voting Rights. Holders of Class C Common Stock, subject to certain exceptions, are entitled to ten votes per share. All actions submitted to a vote of our stockholders are voted on by holders of Class A Common Stock and Class C Common Stock, voting together as a single class. Holders of Class B common stock, $.01 par value, are not entitled to vote, except in limited circumstances. In such cases, the holders of Class B Common Stock will vote separately as a class. The affirmative vote of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, are required to approve fundamental corporate actions. The holders of Class C Common Stock are generally entitled to elect a director to our board, and the vote of that director is required in order for us to take certain actions.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of Cumulus, whether voluntarily or involuntarily, after payment or provision for payment of our debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class C Common Stock in the distribution of assets, the holders of Class C Common Stock are entitled to share pro rata in our remaining assets according to their respective interests.

     Miscellaneous. The Class C Common Stock is not traded on a securities exchange. Holders of Class C Common Stock have no preemptive or other subscription rights, redemption or sinking fund rights.

Item 5. Interests of Named Experts and Counsel.

     Inapplicable.

Item 6. Indemnification of Directors and Officers.

     Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that our certificate of incorporation does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring before the effective date of our certificate of incorporation.

     Our by-laws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Cumulus to the fullest extent permitted or required by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, we shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by our board.

     This right to indemnification shall include the right to have paid by us the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, such an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under our by-laws or otherwise. The rights to indemnification and to the advancement of expenses conferred in our by-laws shall be contract rights and these rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

     The rights to indemnification and to the advancement of expenses conferred in our by-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, our certificate of incorporation, our by-laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

     We generally maintain insurance, at our expense, to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     We may, to the extent authorized from time to time by our board, grant rights to indemnification and to the advancement of expenses to any of our employees or agents to the fullest extent of the provisions of our by-laws with respect to the indemnification and advancement of expenses of our directors and officers.

Item 7. Exemption from Registration Claimed.

     Inapplicable.

Item 8. Exhibits.

4.1	Cumulus Media Inc. 1999 Stock Incentive Plan (filed as Exhibit 4.1 to Cumulus Illinois’ Registration Statement on Form S-8 (File No. 333-62542)

4.2	Cumulus Media Inc. 1999 Executive Stock Incentive Plan (filed as Exhibit 4.2 to Cumulus Illinois’ Registration Statement on Form S-8 (File No. 333-62542)

4.3	Amended and Restated Certificate of Incorporation, including Certificates of Designations for the 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 and the 12% Series B Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K, filed August 2, 2002)

4.4	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of the registrant’s current report on Form 8-K, filed August 2, 2002)

5.1	Opinion of Jones, Day, Reavis & Pogue regarding legality of the common stock being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Ernst & Young LLP

23.4	Consent of Kraft Bros., Esstman, Patton & Harrell, PLLC

23.5	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a)		The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that sub-paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 2, 2002.

CUMULUS MEDIA INC.

By: /s/ LEWIS W. DICKEY, JR.

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEWIS W. DICKEY, JR. Lewis W. Dickey, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2002

/s/ MARTIN R. GAUSVIK Martin R. Gausvik	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2002

* Ralph B. Everett	Director

* Holcombe T. Green, Jr.	Director

* Eric P. Robison	Director

* Robert H. Sheridan, III	Director

*By: /s/ MARTIN R. GAUSVIK Martin R. Gausvik, As Attorney-in-Fact		August 2, 2002

EXHIBIT INDEX

Exhibits

4.1	Cumulus Media Inc. 1999 Stock Incentive Plan (filed as Exhibit 4.1 to Cumulus Illinois’ Registration Statement on Form S-8 (File No. 333-62542)

4.2	Cumulus Media Inc. 1999 Executive Stock Incentive Plan (filed as Exhibit 4.2 to Cumulus Illinois’ Registration Statement on Form S-8 (File No. 333-62542)

4.3	Amended and Restated Certificate of Incorporation, including Certificates of Designations for the 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 and the 12% Series B Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K, filed August 2, 2002)

4.4	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of the registrant’s current report on Form 8-K, filed August 2, 2002)

5.1	Opinion of Jones, Day, Reavis & Pogue regarding legality of the common stock being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Ernst & Young LLP

23.4	Consent of Kraft Bros., Esstman, Patton & Harrell, PLLC

23.5	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

24.1	Power of Attorney